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Exhibit 10.24

Fees to be Paid to the Non-Management Directors

of

Sealed Air Corporation (the "Corporation")

2005

        Members of the Board of Directors who are not officers or employees of the Corporation or any subsidiary of the Corporation ("non-employee directors") shall be paid the following directors' fees in cash, payable quarterly in arrears on or about the first day of the succeeding calendar quarter, which fees shall be in addition to retainers payable to non-employee directors under the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors:

  (i)  a fee of One Thousand Five Hundred Dollars ($1,500) for each meeting of the Board of Directors or any committee of the Board of Directors attended by a non-employee director that is held in person, regardless of whether the non-employee director attends an in-person meeting by conference telephone or similar communications equipment;

  (ii)  a fee of Seven Hundred Fifty Dollars ($750) for each meeting of the Board of Directors or any committee of the Board of Directors attended by a non-employee director that is held by conference telephone or similar communications equipment;

  (iii)  for each non-employee director who is a member of the Audit Committee, the Nominating and Corporate Governance Committee or the Organization and Compensation Committee of the Board of Directors, a fee of Five Hundred Dollars ($500) per calendar quarter for serving as a member;

  (iv)  for each non-employee director who is designated as chairman of the Audit Committee, a fee of One Thousand Dollars ($1,000) per calendar quarter for serving as chairman;

  (v)  for each non-employee director who is designated as chairman of the Nominating and Corporate Governance Committee or of the Organization and Compensation Committee, a fee of Five Hundred Dollars ($500) per calendar quarter for serving as chairman; and

  (vi)  a fee of One Thousand Dollars ($1,000) per day for special assignments undertaken by a non-employee director at the request of the Board or any committee of the Board or for attending a director education program;

provided, that a fee for attendance at a meeting of a committee of the Board of Directors shall be paid to a non-employee director regardless of whether such director is a member of such committee, but, except with respect to the chairman of any of the Board's standing committees attending a meeting of any of the other standing committees, no fee shall be paid to a non-employee director for attending a meeting of a committee of which he or she is not a member if such director would as a consequence receive a fee for attending more than two meetings of the Board of Directors and its committees on any calendar day.

        The amount of the Annual Retainer (as defined in the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors) to be paid to Non-Employee Directors of the Corporation who are elected at the 2005 Annual Meeting of Stockholders is $60,000.

        Under the Sealed Air Corporation Deferred Compensation Plan for Directors, a non-employee director may elect to defer all or part of his or her Annual Retainer (or Interim Retainer, if the director joins the Board at a date other than the date of an Annual Meeting) until the director retires from the Board. None of the other fees mentioned above are eligible to be deferred.

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Fees to be Paid to the Non-Management Directors of Sealed Air Corporation (the "Corporation") 2005